Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the Third Quarter and Nine Months Ended September 30, 2012

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (October 23, 2012): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $2.7 million, or $0.12 per diluted share, for the quarter ended September 30, 2012 compared to $2.6 million, or $0.12 per diluted share, for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, net income was $10.3 million, or $0.47 per diluted share compared to $10.0 million, or $0.46 per diluted share, for the nine months ended September 30, 2011. The Company recorded a pre-tax gain of $4.8 million on June 8, 2012 due to the sale of Hampshire First Bank, which was 43% owned by the Company, to NBT Bancorp, Inc. and NBT Bank, N.A. On an after-tax basis, this gain increased net income by $2.9 million, or $0.13 per diluted share, for the nine months ended September 30, 2012. The Company’s return on average assets was 0.50% for the quarter ended September 30, 2012 compared to 0.54% for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the Company’s return on average assets was 0.67% compared to 0.70% for the nine months ended September 30, 2011. The Company’s return on average equity was 4.70% for the quarter ended September 30, 2012 compared to 4.78% for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the Company’s return on average equity was 6.05% compared to 6.08% for the nine months ended September 30, 2011.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $2.7 million, or $0.12 per share, for the third quarter of 2012. Net interest income rose 15% for the third quarter of 2012, reflecting growth in the Bank’s loan portfolio of $391 million, or 32%, and core deposits of $271 million, or 30%, since September of last year. Such significant growth validates the actions taken over the past year to expand capacity in real estate and business lending, core deposit funding sources and support functions that contributed to increases in our market share and franchise value. We will continue to expand our footprint with a new East Boston Savings Bank branch in the Town of Belmont and a new Mt. Washington branch in Boston’s Allston neighborhood to be opened late this year or early next year.”

Net interest income increased $2.1 million, or 14.8%, to $16.4 million for the quarter ended September 30, 2012 from $14.3 million for the quarter ended September 30, 2011. The net interest rate spread and net interest margin were 3.05% and 3.21%, respectively, for the quarter ended September 30, 2012 compared to 2.97% and 3.15%, respectively, for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, net interest income increased $5.7 million, or 13.2%, to $48.7 million from $43.0 million for the nine months ended September 30, 2011. The net interest rate spread and net interest margin were 3.18% and 3.35%, respectively, for the nine months ended September 30, 2012 compared to 3.07% and 3.24%, respectively, for the nine months ended September 30, 2011. The increases in net interest income were due primarily to strong loan growth along with declines in the cost of funds for the third quarter and nine months ended September 30, 2012 compared to the same periods in 2011.

The average balance of the Company’s loan portfolio increased $358.7 million, or 29.0%, to $1.598 billion, which was partially offset by the decline in the yield on loans of 53 basis points to 4.77% for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011. The Company’s cost of total deposits declined 24 basis points to 0.89%, which was partially offset by the increase in the average balance of total deposits of $182.6 million, or 11.7%, to $1.742 billion for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011. The Company’s yield on interest-earning assets declined 15 basis points to 4.14% for the quarter ended September 30, 2012 compared to 4.29% for the quarter ended September 30, 2011, while the cost of funds declined 23 basis points to 0.99% for the quarter ended September 30, 2012 compared to 1.22% for the quarter ended September 30, 2011.

The Company’s provision for loan losses was $2.3 million for the quarter ended September 30, 2012 compared to $1.6 million for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the provision for loan losses was $5.8 million compared to $2.4 million for the nine months ended September 30, 2011. These changes were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. In addition, increases in the provision for loan losses were primarily due to growth in the commercial real estate, construction and commercial business loan categories for the third quarter and nine months ended September 30, 2012 compared to the same periods in 2011. The allowance for loan losses was $18.6 million or 1.13% of total loans outstanding at September 30, 2012, compared to $13.1 million or 0.96% of total loans outstanding at December 31, 2011.

Non-performing loans declined $13.0 million, or 24.1%, to $40.7 million, or 2.48% of total loans outstanding, at September 30, 2012, from $53.7 million, or 3.97% of total loans outstanding, at December 31, 2011. Non-performing assets declined $14.3 million, or 24.9%, to $43.2 million, or 1.95% of total assets, at September 30, 2012, from $57.5 million, or 2.91% of total assets, at December 31, 2011. Non-performing assets at September 30, 2012 were comprised of $7.8 million of construction loans, $9.2 million of commercial real estate loans, $19.2 million of one- to four-family mortgage loans, $1.5 million of multi-family mortgage loans, $2.5 million of home equity loans, and $525,000 of commercial business loans and foreclosed real estate of $2.5 million. Non-performing assets at September 30, 2012 included $20.0 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $19.2 million of non-performing loans and $769,000 of foreclosed real estate.

Non-interest income increased $1.0 million, or 28.9%, to $4.5 million for the quarter ended September 30, 2012 from $3.5 million for the quarter ended September 30, 2011, primarily due to increases of $1.1 million in gain on sales of securities, net and $433,000 in customer service fees, partially offset by decreases of $314,000 in equity income from the Hampshire First Bank affiliate and $123,000 in mortgage banking gains, net. For the nine months ended September 30, 2012, non-interest income increased $4.7 million, or 37.5%, to $17.1 million from $12.4 million for the nine months ended September 30, 2011, primarily due to a $4.8 million gain on sale of the Hampshire First Bank affiliate and increases of $722,000 in customer service fees and $434,000 in mortgage banking gains, net, partially offset by decreases of $822,000 in equity income from the Hampshire First Bank affiliate and $312,000 in gain on sales of securities, net.

Non-interest expenses increased $2.1 million, or 17.2%, to $14.4 million for the quarter ended September 30, 2012 from $12.3 million for the quarter ended September 30, 2011, primarily due to increases of $975,000 in salaries and employee benefits and $1.1 million in other non-interest expenses. For the nine months ended September 30, 2012, non-interest expenses increased $7.0 million, or 18.9%, to $44.4 million from $37.4 million for the nine months ended September 30, 2011, primarily due to increases of $4.8 million in salaries and employee benefits and $2.3 million in other non-interest expenses. The increases in non-interest expenses were primarily associated with the new branches opened and costs associated with the expansion of residential and commercial lending capacity in the past year. The Company’s efficiency ratio was 74.14% for the quarter ended September 30, 2012 compared to 70.58% for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the efficiency ratio was 77.93%, excluding the gain on sale of the Hampshire First Bank affiliate, compared to 73.04% for the nine months ended September 30, 2011.

Mr. Gavegnano noted, “Our efficiency ratio has declined from the higher levels reported earlier this year. We anticipate further improvement in our efficiency ratio with net interest income expected to rise as we continue to emphasize loan and deposit growth.”

The Company recorded a provision for income taxes of $1.6 million for the quarter ended September 30, 2012, reflecting an effective tax rate of 36.4%, compared to $1.4 million, or 34.5%, for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the provision for income taxes was $5.3 million, reflecting an effective tax rate of 33.7%, compared to $5.7 million, or 36.1%, for the nine months ended September 30, 2011. The changes in the income tax provision were primarily due to changes in the components of pre-tax income.

Total assets increased $245.0 million, or 12.4%, to $2.219 billion at September 30, 2012 from $1.974 billion at December 31, 2011. Net loans increased $283.8 million, or 21.2%, to $1.625 billion at September 30, 2012 from $1.341 billion at December 31, 2011. The net increase in loans for the nine months ended September 30, 2012 was primarily due to increases of $83.2 million in commercial real estate loans, $97.3 million in construction loans and $64.0 million in commercial business loans. Cash and cash equivalents increased $20.8 million, or 13.3%, to $177.5 million at September 30, 2012 from $156.7 million at December 31, 2011. Securities available for sale decreased $60.4 million, or 18.0%, to $274.8 million at September 30, 2012 from $335.2 million at December 31, 2011.

Total deposits increased $192.4 million, or 12.0%, to $1.797 billion at September 30, 2012 from $1.604 billion at December 31, 2011, reflecting net growth in core deposits of $204.4 million, or 21.3%, to $1.162 billion. Total borrowings increased $40.4 million, or 30.7%, to $171.9 million at September 30, 2012 from $131.5 million at December 31, 2011, reflecting a $46.9 million increase in Federal Home Loan Bank advances partially offset by a $6.5 million decrease in short-term borrowings.

Mr. Gavegnano added, “Our dedication to the acquisition and expansion of core deposit relationships has resulted in growth in those non-term balances to nearly $1.2 billion, or 64.7% of total deposits, at September 30, 2012, and a continuing decline in our cost of funds.”

Total stockholders’ equity increased $12.7 million, or 5.8%, to $232.7 million at September 30, 2012, from $219.9 million at December 31, 2011. The increase for the nine months ended September 30, 2012 was due primarily to $10.3 million in net income and a $2.2 million increase in accumulated other comprehensive income reflecting an increase in the fair value of available for sale securities, net of tax, partially offset by a $1.1 million increase in treasury stock resulting from the Company’s repurchase of 86,304 shares. Stockholders’ equity to assets was 10.48% at September 30, 2012, compared to 11.14% at December 31, 2011. Book value per share increased to $10.54 at September 30, 2012 from $9.93 at December 31, 2011. Tangible book value per share increased to $9.92 at September 30, 2012 from $9.31 at December 31, 2011. Market price per share increased $4.05, or 32.5%, to $16.50 at September 30, 2012 from $12.45 at December 31, 2011. At September 30, 2012, the Company and the Bank continued to exceed all regulatory capital requirements.

As of September 30, 2012, the Company had repurchased 195,366 shares of its stock at an average price of $12.83 per share, or 21.6% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,599,294 shares at an average price of $10.45 per share since December 2008.

Mr. Gavegnano said, “We appreciate the rise in the Company’s stock price of one third during the year. We believe the strategies implemented by the Company’s management as approved by the Board of Directors are yielding impressive results from our entire team. We will continue to consider various additional opportunities to enhance shareholder value.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 24 full service locations in the greater Boston metropolitan area including eight full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2012	2011
	(Dollars in thousands)
ASSETS
Cash and due from banks	$177,449	$156,622
Federal funds sold	63	63

Total cash and cash equivalents	177,512	156,685

Certificates of deposit - affiliate bank	—	2,500
Securities available for sale, at fair value	274,804	335,230
Federal Home Loan Bank stock, at cost	12,064	12,538
Loans held for sale	23,262	4,192

Loans	1,643,761	1,354,354
Less allowance for loan losses	(18,622)	(13,053)

Loans, net	1,625,139	1,341,301

Bank-owned life insurance	35,942	35,050
Foreclosed real estate, net	2,487	3,853
Investment in affiliate bank	—	12,607
Premises and equipment, net	38,291	36,991
Accrued interest receivable	6,466	7,282
Prepaid deposit insurance	49	1,257
Deferred tax asset, net	6,069	7,434
Goodwill	13,687	13,687
Other assets	3,634	3,773

Total assets	$2,219,406	$1,974,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$192,019	$145,274
Interest-bearing	1,604,832	1,459,214

Total deposits	1,796,851	1,604,488

Short-term borrowings - affiliate bank	—	6,471
Short-term borrowings - other	10,067	10,056
Long-term debt	161,784	114,923
Accrued expenses and other liabilities	18,026	18,498

Total liabilities	1,986,728	1,754,436

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	98,198	97,669
Retained earnings	144,850	134,533
Accumulated other comprehensive income	6,227	3,985
Treasury stock, at cost, 667,395 and 584,881 shares at September 30, 2012 and December 31, 2011, respectively	(8,411)	(7,317)
Unearned compensation - ESOP, 631,350 and 662,400 shares at September 30, 2012 and December 31, 2011, respectively	(6,313)	(6,624)
Unearned compensation - restricted shares, 256,740 and 265,710 at September 30, 2012 and December 31, 2011, respectively	(1,873)	(2,302)

Total stockholders’ equity	232,678	219,944

Total liabilities and stockholders’ equity	$2,219,406	$1,974,380

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$19,139	$16,543	$55,692	$49,340
Interest on debt securities	1,574	2,610	5,778	8,611
Dividends on equity securities	389	249	1,042	748
Interest on certificates of deposit	8	8	26	25
Interest on other interest-earning assets	55	104	184	306
Other interest and dividend income	16	8	64	44

Total interest and dividend income	21,181	19,522	62,786	59,074

Interest expense:
Interest on deposits	3,905	4,426	11,725	13,615
Interest on short-term borrowings	4	9	13	32
Interest on long-term debt	833	769	2,363	2,426

Total interest expense	4,742	5,204	14,101	16,073

Net interest income	16,439	14,318	48,685	43,001
Provision for loan losses	2,344	1,563	5,778	2,391

Net interest income, after provision for loan losses	14,095	12,755	42,907	40,610

Non-interest income:
Customer service fees	1,834	1,401	4,918	4,196
Loan fees	51	160	290	437
Mortgage banking gains, net	750	873	1,912	1,478
Gain on sales of securities, net	1,602	467	3,944	4,256
Income from bank-owned life insurance	296	304	892	919
Equity income on investment in affiliate bank	—	314	310	1,132
Gain on sale of investment in affiliate bank	—	—	4,819	—
Other income	6	2	7	17

Total non-interest income	4,539	3,521	17,092	12,435

Non-interest expenses:
Salaries and employee benefits	8,644	7,669	26,587	21,828
Occupancy and equipment	1,882	1,765	5,977	5,850
Data processing	896	729	2,585	2,189
Marketing and advertising	557	551	1,766	1,632
Professional services	727	548	2,430	1,989
Foreclosed real estate	208	30	494	130
Deposit insurance	427	211	1,298	1,469
Other general and administrative	1,025	759	3,294	2,297

Total non-interest expenses	14,366	12,262	44,431	37,384

Income before income taxes	4,268	4,014	15,568	15,661
Provision for income taxes	1,554	1,384	5,251	5,655

Net income	$2,714	$2,630	$10,317	$10,006

Earnings per share:
Basic	$0.13	$0.12	$0.48	$0.46
Diluted	$0.12	$0.12	$0.47	$0.46
Weighted average shares:
Basic	21,606,540	21,721,219	21,633,654	21,851,237
Diluted	21,871,578	21,843,081	21,835,894	21,976,728

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended September 30,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost (5)	Balance	Interest	Cost (5)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (1)	$1,597,528	$19,139	4.77%	$1,238,787	$16,543	5.30%
Securities and certificates of deposits	286,257	1,971	2.74	351,591	2,867	3.24
Other interest-earning assets (2)	152,519	71	0.19	214,075	112	0.21

Total interest-earning assets	2,036,304	21,181	4.14	1,804,453	19,522	4.29

Noninterest-earning assets	122,327			128,334

Total assets	$2,158,631			$1,932,787

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$159,302	192	0.48	$135,989	149	0.43
Money market deposits	542,576	1,173	0.86	383,240	884	0.92
Regular and other deposits	234,869	225	0.38	210,337	257	0.48
Certificates of deposit	628,017	2,315	1.47	701,655	3,136	1.77

Total interest-bearing deposits	1,564,764	3,905	0.99	1,431,221	4,426	1.23
Borrowings	169,736	837	1.96	136,211	778	2.27

Total interest-bearing liabilities	1,734,500	4,742	1.09	1,567,432	5,204	1.32

Noninterest-bearing demand deposits	177,444			128,364
Other noninterest-bearing liabilities	15,518			16,919

Total liabilities	1,927,462			1,712,715
Total stockholders’ equity	231,169			220,072

Total liabilities and stockholders’ equity	$2,158,631			$1,932,787

Net interest-earning assets	$301,804			$237,021

Net interest income		$16,439			$14,318

Interest rate spread (3)			3.05%			2.97%
Net interest margin (4)			3.21%			3.15%
Average interest-earning assets to average interest-bearing liabilities		117.40%			115.12%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,742,208	$3,905	0.89%	$1,559,585	$4,426	1.13%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,911,944	$4,742	0.99%	$1,695,796	$5,204	1.22%

(1)	Loans on non-accrual status are included in average balances.
(2)	Includes Federal Home Loan Bank stock and associated dividends.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Nine Months Ended September 30,
	2012			2011
	Average Balance	Interest	Yield/ Cost (5)	Average Balance	Interest	Yield/ Cost (5)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (1)	$1,495,449	$55,692	4.97%	$1,208,880	$49,340	5.46%
Securities and certificates of deposits	308,027	6,846	2.97	372,858	9,384	3.36
Other interest-earning assets (2)	136,217	248	0.24	190,558	350	0.25

Total interest-earning assets	1,939,693	62,786	4.32	1,772,296	59,074	4.46

Noninterest-earning assets	126,110			126,470

Total assets	$2,065,803			$1,898,766

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$148,942	517	0.46	$131,510	436	0.44
Money market deposits	501,858	3,191	0.85	361,188	2,623	0.97
Regular and other deposits	227,959	655	0.38	203,223	796	0.52
Certificates of deposit	630,742	7,362	1.56	702,357	9,760	1.86

Total interest-bearing deposits	1,509,501	11,725	1.04	1,398,278	13,615	1.30
Borrowings	148,417	2,376	2.14	146,866	2,458	2.24

Total interest-bearing liabilities	1,657,918	14,101	1.14	1,545,144	16,073	1.39

Noninterest-bearing demand deposits	164,571			120,362
Other noninterest-bearing liabilities	15,912			13,706

Total liabilities	1,838,401			1,679,212
Total stockholders’ equity	227,402			219,554

Total liabilities and stockholders’ equity	$2,065,803			$1,898,766

Net interest-earning assets	$281,775			$227,152

Net interest income		$48,685			$43,001

Interest rate spread (3)			3.18%			3.07%
Net interest margin (4)			3.35%			3.24%
Average interest-earning assets to average interest-bearing liabilities		117.00%			114.70%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,674,072	$11,725	0.94%	$1,518,640	$13,615	1.20%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,822,489	$14,101	1.03%	$1,665,506	$16,073	1.29%

(1)	Loans on non-accrual status are included in average balances.
(2)	Includes Federal Home Loan Bank stock and associated dividends.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended		At or For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Key Performance Ratios
Return on average assets (1)	0.50%	0.54%	0.67%	0.70%
Return on average equity (1)	4.70	4.78	6.05	6.08
Stockholders’ equity to total assets	10.48	11.18	10.48	11.18
Interest rate spread (1) (2)	3.05	2.97	3.18	3.07
Net interest margin (1) (3)	3.21	3.15	3.35	3.24
Non-interest expense to average assets (1)	2.66	2.54	2.87	2.63
Efficiency ratio (4)	74.14	70.58	77.93	73.04

	September 30,	December 31,	September 30,
	2012	2011	2011
Asset Quality Ratios
Allowance for loan losses/total loans	1.13%	0.96%	0.97%
Allowance for loan losses/non-performing loans	45.71	24.31	24.72
Non-performing loans/total loans	2.48	3.97	3.94
Non-performing loans/total assets	1.84	2.72	2.52
Non-performing assets/total assets	1.95	2.91	2.71

Share Related
Book value per share	$10.54	$9.93	$9.82
Tangible book value per share	$9.92	$9.31	$9.21
Market value per share	$16.50	$12.45	$10.91
Shares outstanding	22,075,865	22,149,409	22,128,686

(1)	Annualized.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities and gain on sale of investment in affiliate bank.